SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.   20549



                                Form 8-K



                  Pursuant to Section 13 or 15 (d) of
                  The Securities Exchange Act of 1934



  Date of Report (date of earliest event reported) : September 1, 1999

      ________________________________________________________

                    ISO-BLOCK PRODUCTS USA, INC.

       (Exact Name of Registrant as specified in its Charter)



                             Colorado
                     (State of Incorporation)



             000-25810                     84-1026503
       (Commission File Number)      ( I.R.S. Employer ID No.)



          8037 South Datura St. Littleton, Colorado  80120
      (Address of Principal Executive Offices, incl. Zip Code)



  Registrant's telephone number, incl. Area code:  (303) 795-9729



  (Former name or former address, if changed since last report)



  Item 1.   Changes In Control Of Registrant.

     ISO BLOCK PRODUCTS USA, INC. ("Company") previously entered into an Agreement and Plan of Reorganization dated July 20, 1999 (the "Exchange Agreement"), with MedScan Technologies, Inc., an Oklahoma corporation ("MedScan"), and the shareholders of MedScan (the "MedScan Holders"). Pursuant to the Exchange
  Agreement, the Company had agreed to issue at closing an aggregate of 10 million shares of its authorized but unissued common stock
  ("Exchange Stock") in exchange for (the "Exchange") all of the outstanding common stock of MedScan, all of the issued and outstanding Class A common stock of American Capital Corporation, a Nevada corporation ("AMCAP"), and all of the issued and outstanding common stock of Star Insurance Company, Ltd., an insurance company domiciled and licensed in the Federation of St. Kitts and Nevis, British West Indies ("STAR"). The Company reported the execution of the Exchange
  Agreement in a report on Form 8-K dated July 20, 1999, and filed with the Securities and Exchange Commission on August 5, 1999.

     The Company has terminated the Exchange Agreement, based on failure of the closing to take place by the time required in the Exchange Agreement, based on the fact that the selling holder of the STAR common stock has repudiated the Exchange Agreement and announced its refusal to consummate the Exchange, and based on the failure or untruth of certain representations and warranties of MedScan made in the Exchange Agreement. The Company, by letter dated September 1st and faxed to MedScan on the evening of September 1st, notified
  MedScan of the termination.

     Neither Curtis H. Wilson, Don L. Knight, Steven L. Scott,
  William G. Newhouse III, Donald E. Dickson or any other person associated with MedScan, AMCAP or STAR has ever become an officer or director of the Company.

                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

  DATED: September 3, 1999

                                    ISO BLOCK PRODUCTS USA, INC.

                                     /s/ Egin Bresnig
                                 By-----------------------------
                                         Egin Bresnig,
                                         Chief Executive Officer